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                                                                    Exhibit 99.1

                                 [LOGO OMITTED]


FOR IMMEDIATE RELEASE                CONTACT: Frederick N. Cooper (215) 938-8312
November 22, 2002                                    fcooper@tollbrothersinc.com
                                                 Joseph R. Sicree (215) 938-8045
                                                     jsicree@tollbrothersinc.com



                  TOLL BROTHERS ANNOUNCES REDEMPTION OF 8 3/4%
                       SENIOR SUBORDINATED NOTES DUE 2006


Huntingdon Valley, PA, November 22, 2002 -- Toll Brothers, Inc. (NYSE: TOL), today announced that on December 27, 2002, it will redeem all of its $100 million of Toll Corp. 8 3/4% Senior Subordinated Notes due 2006 at 102.917% of principal amount plus accrued interest.

On November 22, 2002, the Company completed an offering of $300 million of Senior Notes due November 2012 at a coupon rate of 6 7/8%. The Company will use this source of funds to redeem the 8 3/4% Senior Subordinated Notes outstanding, to repay borrowings under its bank revolving credit facility and for general corporate purposes. The redemption will result in a pre-tax charge in our first quarter of fiscal 2003 of approximately $4 million.

The Notes have not and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.